CERTIFICATE OF AMENDMENT

                                    OF THE
                          CERTIFICATE OF INCORPORATION
                                      OF

              FIRST SAFECO NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

Under Section 805 of the Business Corporation Law

1.	The name of the corporation is First Symetra National Life Insurance
Company of New York (the "Company"). The name under which the Company was formed is First Safeco National Life Insurance Company of New York.

2.	The Company's Declaration and Certificate of Incorporation and Charter
was originally filed with the New York Insurance Department on April 23, 1987.

3.	Article I of the Company's Declaration and Certificate of Incorporation
and Charter, regarding the name of the Company, has been amended in its entirety to read as follows:
                                        I
The name of the Corporation is First Symetra National Life Insurance Company of New York.

4.	Article II of the Company's Declaration and Certificate of Incorporation
and Charter, regarding the location of the Company's principal office, has been amended in its entirety to read as follows:

				       II
The principal office of the Corporation shall be located in the county and state of New York.

5.	The certificate of amendment was authorized by the vote of the Board of
Directors followed by the written consent of the Company's sole shareholder.

Dated: September 1, 2004

			       	First Safeco National Life Insurance Company of New York:

					By: ________________________________
[SEAL]					       Randall H. Talbot, President

					By:_______________________________
      					       George C. Pagos, Secretary